UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                     Commission File Number:  1-6654
                                                            -------------------

                   THE SOUTHERN NEW ENGLAND TELEPHONE COMPANY
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             (Exact name of registrant as specified in its charter)

         227 CHURCH STREET, NEW HAVEN, CONNECTICUT 06510, (203) 771-5200
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               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

       (i) 43/8% Debentures Due December 1, 2001 ("Year 2001 Debentures");
      (ii) 61/8% Medium-Term Notes Due December 15, 2003 ("Year2003 Notes");
      iii) 7% Medium-Term Notes Due August 1, 2004 ("Year 2004 Notes");
      (iv) 71/8% Medium-Term Notes Due August 1, 2007 ("Year 2007 Notes"); and
       (v) 7 1/4% Medium-Term Notes Due December 15, 2033 ("Year 2033 Notes").
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            (Title of each class of securities covered by this Form)

                                      None
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      |_|                  Rule 12h-3(b)(1)(i)      |X|
Rule 12g-4(a)(1)(ii)     |_|                  Rule 12h-3(b)(1)(ii)     |_|
Rule 12g-4(a)(2)(i)      |_|                  Rule 12h-3(b)(2)(i)      |_|
Rule 12g-4(a)(2)(ii)     |_|                  Rule 12h-3(b)(2)(ii)     |_|
                                              Rule 15d-6               |_|

Approximate number of holders of record as of the certification or notice date:

                            Year 2001 Debentures: 9
                            Year 2003 Notes: 88
                            Year 2004 Notes: 58
                            Year 2007 Notes: 61
                            Year 2033 Notes: 33
                            ------------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934 The Southern New England Telephone Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 13, 1998                  By: /s/ Wayne Wirtz
     ---------------------                  -----------------------------------
                                             Name:  Wayne Wirtz
                                             Title: Counsel

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.